Exhibit 5.1



                               September 25, 2003

LifeCell  Corporation
1  Millennium  Way
Branchburg,  NJ  08876

Dear  Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,689,969 shares of common stock (the "Shares"), par value $.001 per share, of LifeCell Corporation, a Delaware corporation (the "Company"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section  7  of  the  Act.

                                                 Very truly yours,


                                                 LOWENSTEIN SANDLER PC